                                                                EXHIBIT (A)(8)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The offer is made solely by the Offer to Purchase dated October 23, 1997 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                           OF STARRETT CORPORATION
                                      AT
                         $12.25 NET PER SHARE IN CASH
                                      BY
                           STARTT ACQUISITION, INC.
                         A WHOLLY-OWNED SUBSIDIARY OF
                           STARTT ACQUISITION, LLC

   Startt Acquisition, Inc. (the "Purchaser"), a New York corporation and a wholly-owned subsidiary of Startt Acquisition, LLC, a Delaware limited liability company ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, $1.00 par value per share (the "Shares"), of Starrett Corporation, a New York corporation (the "Company"), at a price of $12.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 20, 1997 UNLESS THE OFFER IS EXTENDED.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 1997 (the "Merger Agreement"), by and between the Company and Purchaser. The Merger Agreement provides, among other things, for the making of the Offer and that, as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company in accordance with the New York Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. In the Merger, each issued and outstanding Share (other than Dissenting Shares (as defined in the Offer to Purchase)) not owned directly or indirectly by the Company will be converted into and represent the right to receive, upon the surrender of the certificate formerly representing such Shares, $12.25 in cash or any higher price that may be paid per Share in the Offer, without interest and less any required withholding taxes; provided that any Shares owned by Parent or Purchaser will be cancelled and the Merger Price will not be paid in respect of any such Shares.

   THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS, OF THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF THE COMPANY.

   The purpose of the Offer is to acquire all the outstanding Shares and thereby to obtain control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Consummation of the Offer will provide Purchaser with at least two-thirds of the equity interests in the Company. The Merger will allow Purchaser to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned directly or indirectly by the Company, Shares held in the treasury of the Company and Shares owned by shareholders who perfect appraisal rights under New York law) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer; provided that any Shares owned by Parent or Purchaser will be cancelled and the Merger Price will not be paid in respect


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of any such Shares. The acquisition of the entire equity interest in the
Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW), A NUMBER OF SHARES, WHICH, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PURCHASER OR ITS AFFILIATES, TOGETHER WITH THE SHARES TENDERED PURSUANT TO THE SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 16, 1997, BY AND AMONG PURCHASER AND CERTAIN SHAREHOLDERS OF THE COMPANY, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM TENDER CONDITION"); (II) ALL REQUIRED APPROVALS BY THE UNITED STATES DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT; AND (III) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN THE OFFER TO PURCHASE. SEE SECTION 15 OF THE OFFER TO PURCHASE.

   Pursuant to the Merger Agreement, and subject to the terms and conditions of the Offer, if any Condition (as defined in the Offer to Purchase) is not satisfied on the initial Expiration Date, and the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer to provide time to satisfy such Condition (or Conditions) through the Final Termination Date unless a reasonable, well-informed person would conclude that such Condition is incapable of being satisfied prior to the Final Termination Date, in which case Purchaser may terminate the Offer and return all tendered Shares to tendering shareholders. Purchaser may also waive such Condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or, until satisfaction or waiver of the Conditions to the Offer, delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law. The "Final Termination Date" shall be December 31, 1997. Any extension of the Offer beyond the Final Termination Date would require the mutual agreement of the Company and Purchaser.

   The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, November 20, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to (i) amend the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary (as defined in the Offer to Purchase) and (ii) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such execution to the Depositary. Any extension, delay, termination, waiver or amendment shall be followed as promptly as practicable by public announcement to be made no later than 9:00 am, New York City time, on the next business day after the previously scheduled Expiration Date. During such extension, all Shares previously tendered and not properly withdrawn shall remain subject to the Offer. Without the consent of the Company, however, no amendment may be made which (A) decreases the price per Share or changes the form of consideration payable in the Offer, (B) decreases the number of Shares sought, or (C) changes any of the Conditions or imposes additional conditions to the Offer or amends any other term of the Offer in any manner adverse to the holders of Shares.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase); and (iii) any other required documents. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will interest be paid by Purchaser on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date only pursuant to the following provisions. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after

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December 21, 1997 if they have not previously been accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution), must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Share Certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the appropriate procedures described in the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

   Questions and requests for assistance, and requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

                   The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                               156 Fifth Avenue
                           New York, New York 10010
                        (212) 929-5500 (call collect)
                                      or

                        CALL TOLL-FREE (800) 322-2885

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